COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER
FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 29, 2008 - Covenant Transportation Group, Inc.  (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended June 30, 2008.

Financial and Operating Results

For the quarter, total revenue increased 17.6%, to $208.7 million from $177.4 million in the same quarter of 2007.  Freight revenue, which excludes fuel surcharges, increased 6.2%, to $160.5 million in the 2008 quarter from $151.0 million in the 2007 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company reported a net loss of $2.3 million, or ($.17) per basic and diluted share, in the second quarter of 2008 compared to a net loss of $11.3 million, or ($.80) per basic and diluted share, for the second quarter of 2007.

The Company's net loss per share in the 2007 quarter included several items the Company reported as "infrequent" and discussed separately last year.  The Company provides the following table to reconcile results excluding those items to results in accordance with generally accepted accounting principles.

	Quarter Ended June 30,
	2007	2008
Net loss per share, excluding infrequent items in the 2007 quarter	$(0.35)	$(0.17)
Plus excluded items in 2007 quarter:
Additional insurance claims accrual	(0.26)	--
FIN 18 effective tax rate revision	(0.12)	--
Impairment charge on airplane	(0.07)	--
Net loss per share in accordance with GAAP	$(0.80)	$(0.17)

Overview

David R. Parker, Chairman, President and Chief Executive Officer, offered the following comments regarding the Company's second quarter operations:  "I am very proud of our management team for their effort and the operating results they achieved despite a significant rise in fuel prices and a strengthening, but far from robust, freight market.  There were several key operating metrics and other areas where Covenant showed meaningful improvement during the quarter.  If we are able to sustain these trends, we have reason to be optimistic. Several of the items we believe to be significant included the following:

•	Average freight revenue per tractor per week, our main measure of asset productivity, improved 5.6% compared with the second quarter of 2007.

•
Revenue from Covenant Transport Solutions, our non-asset-based brokerage business, increased to $13.5 million for the quarter and it generated $2.5 million of net revenues, after purchased transportation expenses.

•
Fuel expense, net of fuel surcharge recovery, increased substantially to $30.5 million compared with $25.7 million for the 2007 quarter.  However, our efforts to improve fuel surcharge recovery and conserve fuel reduced the negative year-over-year impact of fuel expense from $0.33 per share in the first quarter of 2008 to $0.21 per share in the second quarter of 2008, despite a continued significant rise in diesel prices during the second quarter.

•
Excluding several items we identified as infrequent in the 2007 quarter, the Company's operating results improved by approximately $0.18 per share compared with the second quarter of 2007 and by approximately $0.39 per share compared with the first quarter of 2008.

•
During the second quarter we secured $200 million of revenue equipment financing with Daimler Truck Financial, providing approximately $134 million of current borrowing and substantial capacity to fund equipment purchases to keep our fleet age reasonable.

•
At June 30, 2008, our balance sheet reflected $122.5 million in tangible net worth, a debt-to-capitalization ratio of only 47%, and approximately $25 million of unrestricted cash and borrowing capacity under our revolving credit and securitization facilities.

"Although we are not satisfied with our financial performance, we are cautiously optimistic that the dedication of our employees and an improving freight market started to move us in the right direction during the second quarter.

Market Viewpoint

"In our view, the freight market improved somewhat during the quarter, showing the first signs of improvement in nearly two years.  From our perspective, demand improved seasonally, but was not robust.  Industry-wide capacity seemed to grow a bit tighter as the quarter unfolded.  Evidence of an improving market was reflected in shipper comments indicating their concern about available capacity in certain markets.  In addition, we reduced the percentage of consolidated freight revenue obtained from freight brokers in the second quarter of 2008 compared with first quarter of 2008, and we achieved increases in freight revenue per total mile, fuel surcharge recovery rate, and miles per tractor both sequentially from the first quarter of 2008 and compared with the second quarter of 2007.  Based on these factors, we are optimistic that the freight market is slowly improving.

Operating Data

"On a consolidated basis, the Company achieved a year-over-year 5.6% increase in average freight revenue per tractor per week in the second quarter of 2008 compared with only a year-over-year 0.3% improvement in the first quarter of 2008.  The improvement resulted primarily from a 4.6% increase in miles per tractor per week (related to a 20% increase in the number of team-driven tractors in the fleet, which typically drive more miles) and an approximately 1.5% increase in miles per solo-driver tractors.  In addition, average freight revenue per total mile increased by approximately 1.0%.

"An increase in consolidated freight revenue per tractor and an accompanying reduction in the overall fleet reflected our efforts to reallocate trucks to improve asset productivity.  In each of our truckload operations other than Covenant Regional/OTR, we reduced the fleet size to better match our level of capacity with the volume of acceptably priced freight in that operation.  Covenant Regional/OTR expanded as it became a holding area to operate tractors and attempt to offset at least some fixed costs pending disposal of the equipment.  This pressures the margins of Covenant Regional/OTR, but we believe it has been favorable for the consolidated group as a whole.

"In addition to improving our asset-based truckload operations, we experienced significant growth in Covenant Transport Solutions, the Company's non-asset-based freight brokerage operation, which generated $13.5 million in revenue for the second quarter of 2008 compared to $3.6 million in revenue for the second quarter of 2007.  Covenant Transport Solutions currently has a carrier base of approximately 8,980 qualified carriers.  This is an area of the Company's business we intend to grow aggressively in an effort to produce results for the Company with little capital investment.

Operating Expenses

"Our operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) was 100.2% for the second quarter of 2008 compared with 107.3% for the second quarter of 2007.  Excluding the infrequent items identified above from the 2007 quarter, our operating ratio would have been 102.3% for the 2007 quarter.  The increase in net fuel expense negatively impacted the 2008 quarter operating ratio by approximately 200 basis points.

"The sharp rise in fuel prices continued to be one of our largest challenges, although we made meaningful progress on controlling net fuel expense compared with the first quarter of 2008.  During the second quarter of 2008, the U.S. Department of Energy's national average cost of diesel fuel increased $1.58 per gallon compared with the second quarter of 2007.  On a gross basis, fuel expense increased $26.6 million versus the second quarter of 2007, while miles operated by Company-owned trucks decreased approximately 0.6%. For the quarter, the Company's cost of diesel fuel, net of surcharge recovery, rose by $4.7 million, or approximately $0.046 per Company-owned truck mile.  This had a negative year-over-year impact of approximately $0.21 per share on the Company's financial results for the second quarter of 2008.  Although we are still not satisfied with our performance in recovering the high cost of fuel, we did achieve sequential progress compared with the $0.33 per share negative year-over-year impact of higher fuel prices in the first quarter of 2008.  The improvement was attributable primarily to improved surcharge collection from customers, a decrease in non-revenue miles and loads obtained from freight brokers, solid execution of several initiatives designed to reduce fuel consumption, and simple improved timing as fuel prices rose rapidly at the end of the first quarter creating a lag effect in surcharge billing, whereas the end of the second quarter saw relatively flat diesel prices.

"We were encouraged by several improvements in our cost structure.  The following table reflects our operating expenses with and without net fuel expense, and the infrequent 2007 items.

Dollars in 000's	Quarter Ended June 30,
	2007		2008
Freight revenue		$151,033	$160,451
Operating expenses, net of fuel surcharges		$162,106	$160,707
Operating ratio		107.3%	100.2%
Subtract:
Net fuel expense		$(25,724)	$(30,457)
Infrequent operating expense items	$	(7,525)	---
Adjusted operating expenses, excluding fuel		$128,857	$130,250
Adjusted operating expenses, excluding fuel, as a percentage of freight revenue,		85.3%	81.2%

"The improvement in these other expense categories as a percentage of freight revenue resulted from ongoing cost control efforts, as well as increases in revenue per tractor and brokerage revenue that more effectively covered fixed costs.  Among the more significant items were the following:

•
Salaries, wages, and benefits improved 410 basis points as a percentage of freight revenue due to additional participation in our per diem plan, use of favorable market adjustments to employee compensation packages, more efficient administrative headcount, and higher freight revenue per employee.

•
Depreciation and amortization improved 160 basis points as a percentage of freight revenue due to increased freight revenue per tractor in our asset-based operations, higher brokerage revenue, and a decrease in excess tractors and trailers being depreciated.

•
Insurance and claims improved 590 basis points as a percentage of freight revenue due to a reduction in accident rate, more favorable claims development experience, and an approximately $0.4 million rebate of premium expense from our insurance carrier resulting from our release of the insurance carrier from that policy period.

•	Purchased transportation increased 400 basis points as a percentage of freight revenue due to growth of our Covenant Transport Solutions brokerage operation.

Balance Sheet, Cash Flow, and Liquidity

"At June 30, 2008, the Company's total balance sheet debt, net of cash collateral, was $143.8 million and total stockholders' equity was $162.0 million, for a debt-to-capitalization ratio of 47.0%.  Our tangible book value was $122.5 million, or $8.73 per share.  At June 30, 2008, the present value of the Company's off-balance sheet financing was $88.8 million, excluding the residual portion leases where the Company has trade back arrangements.

"During the quarter, we completed the first step in a refinancing of a substantial portion of our long-term debt through closing an approximately $200 million secured revenue equipment financing facility with Daimler Truck Financial and accompanying amendments to our existing revolving credit facility.  We are hopeful that the remainder of the refinancing effort will be completed during the third quarter of 2008.  We have obtained waivers under our existing revolving credit and securitization facilities through August 29, 2008."

Outlook

Mr. Parker continued, offering the following comments concerning expectations for the third quarter: "July has started out consistent with most years, characterized by soft freight demand for the first couple of weeks and the third week of July improving.  Our operating metrics concerning average miles per truck and freight rates are about what we had expected and reflect a modest improvement over the first three weeks of July 2007.  We are expecting continued steady improvement in the relationship between capacity and demand during the third quarter of 2008, although it is possible that some lanes and regions could see significant jumps in the spot quote rate market as we believe there is limited excess capacity remaining industry-wide.

"Our major initiatives for the third quarter of 2008 include the following:

•
Accelerating the process of yield management in all truckload operations, such that equipment can be allocated to customers that will support acceptable margins or, if necessary, removed from the fleet.

•
Reducing net fuel expense per mile by limiting freight obtained from brokers, improving fuel surcharge reimbursement from customers where particular programs are substandard, and emphasizing fuel conservation efforts.

•	Evaluating the proper size and capital investment program for each area of operation with a view toward the Company's direction for the next several years.

•	Completing the amendment or refinancing of our existing revolving credit and securitization facilities.

"Our ability to execute these initiatives will depend on several factors, many of which we cannot control.  The most significant factors expected to impact successful execution of the initiatives are the level of freight demand and truck capacity in our industry (which will affect freight rates, fuel surcharge recovery, and equipment utilization), the price of diesel fuel along with the magnitude and timing of any increases or decreases, the credit markets in general, and the market for used tractors and trailers (which may affect financial results, net capital expenditures, and business planning).  Given these items and the uncertain direction of the U.S. economy, we continue to believe that our operating results will be difficult to predict for the foreseeable future."

The Company will host a conference call tomorrow, July 30th at 10:30 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code CT1.  An audio replay will be available for one week following the call at 877-919-4059, access code 37025897.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States.  The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, "CVTI".

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements regarding the relationship between demand and capacity and factors impacting such relationship, such as the U.S. economy; our efforts to reduce net fuel expense and related actions; the volatility of fuel surcharge revenue and the impact of removal for presentation purposes; our plan to expand Covenant Transport Solutions; our expectation of completing a refinancing of our revolving credit facility and accounts receivable securitization and the related timing; our expectations regarding yield management to improve margins or to remove equipment from the fleet; and our intention to evaluate the proper size and capital investment program for each area of operation, are all forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; the condition of the credit market; changes in the market for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; our ability to renew  Covenant Dedicated contracts on the terms and schedule we expect; changes in management's estimates of the need for new tractors and trailers; changes in the Company's business strategy that require the acquisition of new businesses; our ability to improve the performance of all of our subsidiaries and areas of operations; our ability to cause the performance of our Star Transportation and Southern Refrigerated Transport subsidiaries to return to historical levels; our success in restructuring certain identified areas of the company's operations; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles and the impact of the U.S. economy generally; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; fluctuations in fuel prices and the magnitude and timing of increases and decreases, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; decreases in productivity that may offset or eliminate potential savings from the installation of auxiliary power units or unexpected maintenance or other costs associated with such units; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

Richard B. Cribbs, Senior Vice President and Chief Financial Officer	(423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc. Key Financial and Operating Statistics

	Three Months Ended June 30,			Six Months Ended June 30,
($000s)	2008	2007	% Change	2008	2007	% Change
Freight revenue	$160,451	$151,033	6.2%	$309,046	$294,575	4.9%
Fuel surcharge revenue	48,275	26,412		81,353	49,262
Total revenue	$208,726	$177,445	17.6%	$390,399	$343,837	13.5%

Operating expenses
Salaries, wages and related expenses	66,939	69,149		133,616	136,571
Fuel expense	78,732	52,136		142,190	98,126
Operations and maintenance	10,639	10,402		21,454	20,000
Revenue equipment rentals and
purchased transportation	23,273	15,850		43,619	31,312
Operating taxes and licenses	3,391	3,532		6,751	7,411
Insurance and claims	5,981	14,507		13,951	20,762
Communications and utilities	1,660	1,852		3,417	3,967
General supplies and expenses	6,475	5,838		12,443	11,520
Depreciation and amortization, including gains & losses on disposition of equipment	11,892	13,586		22,808	26,320
Asset impairment charge	-	1,665		-	1,665
Total operating expenses	208,982	188,517		400,249	357,654
Operating income (loss)	(256)	(11,072)		(9,850)	(13,817)
Other (income) expenses:
Interest expense	2,198	2,975		4,480	6,006
Interest income	(67)	(110)		(155)	(225)
Other	(31)	(34)		(63)	(116)
Other expenses, net	2,100	2,831		4,262	5,665
Income (loss) before income taxes	(2,356)	(13,903)		(14,112)	(19,482)
Income tax expense (benefit)	(7)	(2,646)		(3,942)	(6,155)
Net income (loss)	$(2,349)	$(11,257)		$(10,170)	$(13,327)

Basic earnings (loss) per share	$(0.17)	$(0.80)		$(0.73)	$(0.95)
Diluted earnings (loss) per share	$(0.17)	$(0.80)		$(0.73)	$(0.95)
Basic weighted average shares outstanding (000s)	14,028	14,019		14,027	14,011
Diluted weighted average shares outstanding (000s)	14,028	14,019		14,027	14,011

Operating statistics excludes fuel surcharges

Net margin as a percentage of freight revenue	-1.46%	-7.45%		-3.29%	-4.52%
Average freight revenue per loaded mile	$1.528	$1.531	-0.2%	$1.514	$1.519	-0.3%
Average freight revenue per total mile	$1.375	$1.362	1.0%	$1.357	$1.356	0.1%
Average freight revenue per tractor per week	$3,255	$3,081	5.6%	$3,127	$3,037	3.0%
Average miles per tractor per period	30,777	29,418	4.6%	59,916	57,891	3.5%
Weighted avg. tractors for period	3,473	3,683	-5.7%	3,512	3,685	-4.7%
Tractors at end of period	3,424	3,676	-6.9%	3,424	3,676	-6.9%
Trailers at end of period	8,316	8,980	-7.4%	8,316	8,980	-7.4%

Selected balance sheet data, etc.:	June 30, 2008	Dec. 31, 2007
Total assets	$489,956	$439,794
Total equity	$161,971	$172,266
Total balance sheet debt, net of cash collateral	$143,775	$136,766
Debt to Capitalization Ratio	47.0%	44.3%
Tangible book value per share	$8.73	$9.43

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